Alan Weinberg CPA
6812 Cherokee Drive, Baltimore, MD 21209
Phone/Fax (410) 702-5660

Mr. Jacob Elhadad, CEO
Medisafe 1 Technologies Corp.
113 Barksdale Newark
Delaware 19711

Dear Mr. Elhadad:

CONSENT OF INDEPENDENT AUDITORS

I consent to the incorporation in the amended Registration Statement ( # 4) of Medisafe 1 Technologies Corp. on Form S-1 of my report on the financial statements of the Company as its registered independent auditor dated  February 3, 2010, as of and for the period ended December 31 2009 . I further consent to the reference to me in the section on Experts.

Respectfully submitted,

/s/ Alan Weinberg, CPA

Baltimore, Maryland
February 23, 2010